Consent of Independent Registered Public Accounting Firm

                We have issued our reports dated June 29, 2009 with respect to the financial statements included in the Annual Report of US Dataworks, Inc. on Form 10-K for the year ended March 31, 2009.  We hereby consent to the incorporation by reference of said reports in all currently effective Registration Statements of US Dataworks, Inc. on Forms S-3, S-4 and S-8, including without limitation, the US Dataworks, Inc. Registration Statements on Form S-8 (File Nos. 333-117740, 117731, 102840, 102842 and 130986) and the US Dataworks, Inc. Registration Statements on Form S-3 (File Nos. 333-126984, 333-121951,333-116134, 333-114307 and 333-132379).

/s/ Ham, Langston & Brezina, LLP

Ham, Langston & Brezina, LLP
Houston, Texas